UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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BRAVO BRIO RESTAURANT GROUP, INC.
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BRAVO BRIO RESTAURANT GROUP, INC.
777 Goodale Boulevard, Suite 100
Columbus, Ohio 43212
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held December 14, 2017

Dear Shareholder:
You are invited to attend the Annual Meeting of the Shareholders of Bravo Brio Restaurant Group, Inc., an Ohio corporation (the “Company”), which will be held on December 14, 2017 at 8 a.m., Eastern Daylight Time, at our Brio Polaris Fashion Place restaurant in Columbus, Ohio located at 1500 Polaris Parkway, Columbus, Ohio 43240 (the “Annual Meeting”), for the following purposes:
1) To elect three Class I directors, each to serve until the annual meeting of shareholders in 2019 and their respective successors have been duly elected and qualified.
2) To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.
3) To cast a non-binding advisory vote on the frequency of an advisory vote on executive compensation.
4) To cast a non-binding advisory vote on executive compensation.
5) To transact such other business as may properly come before the meeting.
Shareholders of record at the close of business on October 13, 2017 (“record date”) are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. For ten days prior to the meeting, a complete list of the shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder for any purpose relating to the Annual Meeting during ordinary business hours at our principal offices located at 777 Goodale Boulevard, Suite 100, Columbus, Ohio 43212.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on December 14, 2017:
The Proxy Statement and Proxy Card relating to the Annual Meeting and the Annual Report to Shareholders are available at http://investors.bbrg.com.
By Order of the Board of Directors,

Brian T. O'Malley
President and Chief Executive Officer
Diane D. Reed
Chief Financial Officer, Treasurer and Secretary
Columbus, Ohio
November 2, 2017

IMPORTANT: Please vote your shares via the enclosed proxy card by mail. You may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the meeting, you may choose to vote in person even if you have previously voted your shares via proxy.

GENERAL INFORMATION
The accompanying proxy is solicited by the Board of Directors of Bravo Brio Restaurant Group, Inc., an Ohio corporation (the “Company”), for use at its Annual Meeting of Shareholders to be held December 14, 2017, or any adjournment or postponement thereof (the “Meeting” or “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The date of this Proxy Statement is November 2, 2017, the approximate date on which this Proxy Statement and the enclosed proxy card were first sent or made available to shareholders.
This Proxy Statement and the accompanying proxy card are being mailed to owners of our common shares in connection with the solicitation of proxies by the Board of Directors for the 2017 Annual Meeting of Shareholders. This proxy procedure is necessary to permit all common shareholders, many of whom live throughout the United States and in foreign countries and are unable to attend the Annual Meeting, to vote. The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes.
Electronic Access.    To access the Company’s Proxy Statement and Annual Report to Shareholders electronically, please visit the Company’s Investor Relations website at http://investors.bbrg.com or its corporate website at www.bbrg.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this Proxy Statement. If you choose to access the proxy materials over the Internet, you are responsible for any Internet access charges you may incur.
Voting Securities.    Only shareholders of record as of the close of business on October 13, 2017, will be entitled to vote at the Meeting and any adjournment thereof. As of that date, there were 15,202,450 common shares of the Company, no par value per share, outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each holder of record as of that date is entitled to one vote for each share held. The Company’s Second Amended and Restated Regulations provide that the presence of a majority of all of the shares entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.
Broker Non-Votes.    A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include increases in the number of authorized common shares for general corporate purposes and ratification of the Company’s independent registered public accounting firm. NASDAQ Global Market Rule 2251 prohibits brokers from casting discretionary votes in any election of directors.
Voting of Proxies.    All valid proxies received prior to the Meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a shareholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted by one of the individuals named on the proxy card as recommended by the Board of Directors. If a shareholder wishes to give a proxy to someone other than those named on his or her proxy card, he or she should cross out those names and insert the name(s) of the person(s), not more than three, to whom he or she wishes to give such proxy. A shareholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is exercised, by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the Meeting and voting in person. A shareholder wanting to vote in person at the Annual Meeting and holding Company common shares in street name must obtain a proxy card from his or her broker and bring that proxy card to the Annual Meeting, together with a copy of a brokerage statement reflecting such share ownership as of the record date.

Board of Directors’ Recommendations.    The Board of Directors recommends a vote FOR each director nominee, FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, FOR a frequency of "one year" with respect to the non-binding advisory vote on executive compensation and FOR the non-binding resolution approving executive compensation as described in this Proxy Statement.
PROPOSAL NUMBER ONE
ELECTION OF CLASS I DIRECTORS
Our Second Amended and Restated Articles of Incorporation provide that our Board of Directors shall consist of not less than five nor more than 10 directors, with such exact number of directors being fixed by resolution of our Board of Directors. The Board of Directors currently consists of seven directors and is divided into two classes serving staggered two-year terms. At the Annual Meeting, the shareholders will elect three Class I directors to hold office until the annual meeting of shareholders in 2019 and until their respective successors have been duly elected and qualified, subject to their earlier death, resignation or removal.
The term of the current Class I directors expires at the Annual Meeting. Based on the recommendation of the Nominating and Corporate Governance Committee of our Board of Directors, our Board of Directors has nominated Messrs. Thomas J. Baldwin, James S. Gulmi, and Brian T. O'Malley to serve as Class I directors. Each nominee is currently serving as a Class I director and has indicated a willingness to continue serving as a director. The names and certain information about the director nominees and the continuing Class II directors are set forth below. There are no family relationships among any of our directors or executive officers.
Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted “FOR” the election of Messrs. Baldwin, Gulmi and O'Malley. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Meeting, the proxies will be voted for the election of such other person as a substitute nominee as our Board of Directors may designate in place of such nominee.
Required Vote
Because the upcoming Meeting will trigger the expiration of the terms of only three directors, proxies cannot be voted for more than three director nominees. The three candidates receiving the highest number of affirmative votes of the Company common shares entitled to vote at the Meeting will be elected as Class I directors. Abstentions, “broker non-votes” and withheld votes will have no effect on the outcome of the vote.
Directors Standing for Election
The name and age as of October 13, 2017 of each director nominee standing for election at the Annual Meeting, his position with us, the year in which he first became a director and certain biographical information is set forth below:

Class I
Name	Age	Positions and Offices Held with the Company	Director Since
Thomas J. Baldwin	62	Director	2012
James S. Gulmi	71	Director	2010
Brian T. O'Malley	49	Director, President and Chief Executive Officer	2015

Thomas J. Baldwin has been a director of the Company since February 2012. Mr. Baldwin serves as the Chief Executive Officer and President of Benihana since August 2016. He is a private investor and had been the past Chairman, Chief Executive Officer and President of Morton’s Restaurant Group, Inc. from December 2005 through February 2010. Mr. Baldwin served as Chairman of the Board of Directors and Chief Executive Officer of ROI Acquisition Corp. II from July 2013 through October 2015 and served as Vice Chairman of EveryWare Global, Inc. from May 2013 through June 2015 and earlier was Chairman and Chief Executive Officer of ROI Acquisition Corp. which merged with EveryWare Global in a May 2013 business combination, since September 2011. He also served as a Managing Director of the Clinton Group from September 2011 through October 2015. Mr. Baldwin serves on the board of directors of Zoe’s Kitchen. Inc. and had served as Chief Financial Officer while at Morton’s Restaurant Group from December 1988 until December 2005. Mr. Baldwin held several additional titles including Executive Vice President, Senior Vice President Finance, Vice President Finance, Treasurer and Secretary during his employment at Morton’s Restaurant Group. Earlier in his career, Mr. Baldwin served as Chief Financial Officer for Le Peep Restaurants, a casual dining operator and franchisor. His experience also includes two years as a Vice President for Strategic Planning at Citigroup and seven years with General (Kraft) Foods Corp. Mr. Baldwin is currently on several private company boards, including Firebirds Wood Fired Grill Restaurants. Mr. Baldwin brings his comprehensive experience in brand positioning and brand management, general management, global strategy, operations, marketing and sales, people resources, investor relations, public relations, international and domestic development, franchising, as well as infrastructure functions to our Board.
James S. Gulmi has been a director of the Company since October 2010. Mr. Gulmi has been serving, since March 2017, as Interim Chief Executive Officer of Pacific Sunwear of California, Inc., a U.S. based retail clothing brand rooted in the youth oriented culture and lifestyle of California, selling lifestyle apparel along with footwear designed for teens and young adults. Previously he served as the Senior Vice President, Finance and Chief Financial Officer and Treasurer of Genesco Inc. through January 2015. Mr. Gulmi joined Genesco Inc. in 1971 as a financial analyst and was appointed Chief Financial Officer in 1986. Mr. Gulmi had served as Genesco Inc.’s Senior Vice President, Finance, since 1996. Mr. Gulmi serves as a board or committee member of several nonprofit agencies, including The Community Foundation of Middle Tennessee, United Way of Metropolitan Nashville and Leadership Nashville. Mr. Gulmi brings more than 40 years of experience in corporate finance, strategic planning and leadership of complex organizations. Mr. Gulmi earned a Bachelor of Arts degree in Business from Baldwin Wallace College and a Master of Business Administration degree from Emory University.
Brian T. O’Malley was appointed Chief Executive Officer and a director of the Company by the Board of Directors on December 28, 2015. Prior to this appointment, he served as President of the Company since August 2014. Mr. O'Malley was appointed Chief Operating Officer in October 2010 and previously served as Senior Vice President of Operations, BRIO from 2006 until October 2010. Mr. O’Malley joined the Company in 1996 as the General Manager of BRAVO! Dayton. Mr. O’Malley was promoted to District Partner in 1999, Director of Operations in 2000 and to Vice President of Operations in 2004. Prior to joining us, Mr. O’Malley was employed with Sante Fe Steakhouse, where he held positions as a general manager, director of training and regional manager. Mr. O’Malley earned a Bachelor of Sciences degree in Speech Communications and Hospitality Management from the University of Wisconsin-Stout. Mr. O'Malley’s qualifications to serve on our Board of Directors include his knowledge of our company and the restaurant industry and his years of leadership at our company.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE DIRECTOR NOMINEES NAMED ABOVE.
Directors Not Standing for Election
The name and age as of October 13, 2017 of each Class II member of our Board of Directors (who are not standing for election at the Annual Meeting), his position with us, the year in which he first became a director and certain biographical information are set forth below:

Class II
Name	Age	Positions and Offices Held with the Company	Director Since
Alton F. Doody III	59	Founder and Chairman of the Board	1987
David B. Pittaway	66	Director	2006
Harold O. Rosser II	68	Director	2006
Fortunato N. Valenti	69	Director	2010
Alton F. (“Rick”) Doody III, along with his brother Chris Doody and Chef Phil Yandolino, founded both Bravo and Brio and has been Chairman of the Board of the Company since 1994. Mr. Doody was our Chief Executive Officer from 1992 until February 2007 and our President from June 2006 until September 2009. Mr. Doody continues to remain employed in a non-executive officer capacity by the Company, primarily focusing on the development of new restaurants and the remodeling of existing restaurants. Mr. Doody also founded Lindey’s in 1981, Cedar Creek Grille in 2012 and Coastal Taco in 2016 and has been responsible for facets of these concepts' design and development and management direction. Mr. Doody received a Bachelor of Sciences degree in Economics from Ohio Wesleyan University and has completed all the necessary coursework for a Master’s Degree from Cornell University in Restaurant/Hotel Management. Mr. Doody is a member of the Young Presidents Organization and is a Board Member for Arhaus Furniture, Ohio Wesleyan University, and the Cornell Hotel School. Mr. Doody’s qualifications to serve on our Board of Directors include his knowledge of the Company and the restaurant industry and his years of leadership at the Company.
David B. Pittaway has been a director of the Company since June 2006. Mr. Pittaway is senior managing director, senior vice president and secretary of Castle Harlan, Inc., a private equity firm. He has been with Castle Harlan since 1987. Mr. Pittaway also has been a member of the Board of Directors of Branford Castle, Inc., an investment company, since October, 1986. From 1987 to 1998, Mr. Pittaway was vice president, chief financial officer and a director of Branford Chain, Inc., a marine wholesale company, where he is now a director and vice chairman. Previously, Mr. Pittaway was vice president of strategic planning and assistant to the president of Donaldson, Lufkin & Jenrette, Inc., an investment banking firm. Mr. Pittaway is also a member of the boards of directors of The Cheesecake Factory Incorporated, the Dystrophic Epidermolysis Bullosa Research Association of America, Caribbean Restaurants, Inc., Too Jays Restaurants, Gold Star Foods, Inc. and Shelf Drilling, Inc. In addition, he is a director and co-founder of the Armed Forces Reserve Family Assistance Fund. Mr. Pittaway possesses in-depth knowledge and experience in finance and strategic planning based on his more than 20 years of experience as an investment banker and manager of Castle Harlan’s investing activities. Mr. Pittaway brings significant restaurant industry experience to the Board of Directors and, among other skills and qualifications, his significant knowledge and understanding of the industry and his experience serving as a director of a number of publicly traded companies in the restaurant industry. Mr. Pittaway received a Bachelor of Arts degree from the University of Kansas, a Juris Doctorate degree from Harvard Law School and a Master of Business Administration degree from Harvard Business School.
Harold O. Rosser II has served as a member of our Board of Directors since June 2006. In January 2011, Mr. Rosser founded Rosser Capital Partners Management L.P., an entity formed to sponsor private investments in middle market consumer and retail companies as well as restaurants and other multiple-unit concepts. Prior to forming Rosser Capital Partners, Mr.

Rosser was a managing director and a founder of Bruckmann, Rosser, Sherrill and Co. Management, L.P., a New York-based private equity firm where he worked from 1995 to 2010. From 1987 through 1995 Mr. Rosser was an officer at Citicorp Venture Capital. Prior to joining Citicorp Venture Capital, he spent 12 years with Citicorp/Citibank in various management and corporate finance positions. Mr. Rosser is also a member of the board of directors of Barteca Holdings LLC, and Hickory Tavern Holdings, LLC and the board of trustees of the Culinary Institute of America, Wake Forest University and the New Canaan Society. Mr. Rosser formerly served as a director of several private and publicly traded companies and had led his respective firms’ investments in more than 17 restaurant companies over the past 25 plus years. His in-depth knowledge and experience in the restaurant and food service industry, coupled with his skills in corporate finance, strategic planning, leadership of complex organizations, and board practices of private and public companies, strengthen the Board’s collective qualifications, skills and experience. Mr. Rosser earned a Bachelor of Science degree from Clarkson University and attended Management Development Programs at Carnegie-Mellon University and the Stanford University Business School.
Fortunato N. Valenti has been a director of the Company since October 2010. Mr. Valenti currently serves as the Chief Executive Officer of Patina Restaurant Group (formerly Restaurant Associates), a boutique restaurant and food service company. Mr. Valenti joined Restaurant Associates in 1968 as a management trainee and was appointed to the position of Chief Executive Officer in 1994. From 2002-2007 Mr. Valenti served as a member of the board of directors of McCormick & Schmick’s Seafood Restaurants, Inc. and has served as a member of the boards of directors of public and private companies, including Real Mex Restaurants, Inc., Il Fornaio (America) Corporation and Papa Gino’s Inc. Mr. Valenti is also a member of the boards of directors of various non-profit organizations, including the Culinary Institute of America, NYC & Co. and City Meals on Wheels. Mr. Valenti brings significant restaurant industry experience to the board of directors, including significant experience at the senior executive and board level in both the upscale affordable and upscale dining segments. Mr. Valenti earned an Associates Degree from New York Community College.

PROPOSAL NUMBER TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2017. Deloitte & Touche LLP has audited our financial statements since 1998. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will be provided the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions. Although action by the shareholders on this matter is not required, the Audit Committee and the Board of Directors believe it is appropriate to seek shareholder ratification of this selection in light of the role played by the independent registered public accounting firm in reporting on the Company’s consolidated financial statements. If the appointment of Deloitte & Touche LLP as independent registered public accounting firm for fiscal 2017 is not ratified by shareholders, the adverse vote will be treated as a direction to the Audit Committee to consider a different independent registered public accounting firm for next year. However, because of the difficulty in making any substitution so long after the beginning of the current year, the appointment of Deloitte & Touche LLP for fiscal 2017 will stand, unless the Audit Committee finds other good reason for making a change. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.
Fees for Professional Services
The following table sets forth aggregate fees billed to the Company for fiscal 2016 and fiscal 2015 by its independent registered public accounting firm, Deloitte & Touche LLP:

	Fiscal 2016	Fiscal 2015
Audit Fees (1)	$500,000	$500,000
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, review of the interim consolidated financial statements included in quarterly reports, the audit of our internal control over financial reporting and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements.
During the last two fiscal years, the Company was not billed for any tax compliance, advice or planning services or for any other services by its independent registered public accounting firm, Deloitte & Touche LLP.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with such pre-approval. Notwithstanding the foregoing, pre-approval of the Audit Committee is required for any service provided by Deloitte & Touche LLP with a quoted fee of more than $50,000. For any services less than $50,000, only the approval of the Audit Committee Chair is required. For 2016, the Audit Committee approved 100% of the audit fees incurred by the Company.
Required Vote
The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 requires the affirmative vote of a majority of the common shares that are present in person or by proxy and entitled to vote on the proposal at the Annual Meeting.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

PROPOSAL NUMBER THREE

ADVISORY VOTE ON THE FREQUENCY
OF
AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is seeking the input of its shareholders on the frequency with which it will hold a non-binding advisory vote on the compensation of its named executive officers. In voting on this Proposal Number Three, shareholders may indicate their preference as to whether the advisory vote on the compensation of the Company’s named executive officers should occur (a) once every three years, (b) once every two years or (c) once every year.
The last time the Company's shareholders cast a frequency vote was at the 2011 Annual Meeting. The shareholders voted in favor of a frequency of once every three years. Based on these results, the Company's Board of Directors determined to hold a non-binding advisory vote on the compensation of the Company's executive officers once every three years.
The Board of Directors has determined that although a large part of the Company's focus is on long-term value, the shareholders should have an opportunity to provide input on executive officer compensation once every year. The Board of Directors' determination was based upon the premise that executive compensation is evaluated, adjusted and approved on an annual basis by the Compensation Committee and the Board of Directors' belief that investor sentiment should be a factor taken into consideration by the Compensation Committee in making its annual determinations. Additionally, an annual vote promotes a higher level of accountability to the shareholders and fosters more frequent communication between the Compensation Committee and the shareholders.
You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.
“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a shareholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).”
The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been approved by shareholders. Although the results of this vote may impact how frequently the Company holds an advisory vote on executive compensation, this vote is not binding on the Company. The Board of Directors may decide, after considering the results of this vote, that it is in the best interests of the Company’s shareholders to hold the advisory vote on executive compensation on a different schedule than the option approved by the Company’s shareholders.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” A FREQUENCY OF ONE YEAR.

PROPOSAL NUMBER FOUR
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is providing its shareholders with the opportunity to cast an advisory vote on the compensation of its named executive officers, as disclosed in the Compensation Discussion and Analysis section and accompanying tables beginning on page 10 of this Proxy Statement.
The Company’s goals for its executive compensation program are to (i) attract, motivate and retain outstanding individual named executive officers; (ii) reward named executive officers for attaining desired levels of profit and shareholder value; and (iii) align the financial interests of each named executive officer with the interests of our shareholders to encourage each named executive officer to contribute to our long-term performance and success. The Company believes that its executive compensation program achieves these goals. For a more detailed description of the Company’s financial results for fiscal year 2016, please see Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2016, filed with the Securities and Exchange Commission (the "SEC") on March 6, 2017.
The Company is asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, the narrative discussion and the other related disclosures.”
As an advisory vote, this proposal is not binding upon the Company. However, to the extent that a significant percentage of votes are cast against the compensation of the Company’s named executive officers, the Company will determine whether any actions are necessary to address the concerns reflected in such votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NON-BINDING RESOLUTION APPROVING EXECUTIVE COMPENSATION.

CORPORATE GOVERNANCE
Director Independence
Our Board of Directors has undertaken a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. We believe that Messrs. Pittaway, Rosser, Gulmi, Baldwin and Valenti currently meet these independence standards.
Board Leadership Structure
The Board of Directors does not have a formal policy on whether the roles of Chief Executive Officer and Chairman of the Board of Directors should be separate. However, the Company has had separate individuals serve in those positions for several years. Since 2007, the Company’s Board of Directors has been led by Alton F. Doody III, founder of the Company, as Chairman, and a separate individual, currently Brian T. O'Malley, has served as the Company’s Chief Executive Officer. The Board of Directors has carefully considered its leadership structure and believes at this time that the Company and its shareholders are best served by having the positions of Chairman and Chief Executive Officer filled by different individuals. This allows the Chief Executive Officer to, among other things, focus on the Company’s day-to-day business, while allowing the Chairman to lead the Board of Directors in its fundamental role of providing advice and oversight of management. Further, the Board of Directors believes that its other structural features, including five independent and non-employee directors on a board consisting of seven directors and key committees consisting wholly of independent directors, provide for substantial independent oversight of the Company’s management. However, the Board of Directors recognizes that depending on future circumstances, other leadership models may become more appropriate. Accordingly, the Board of Directors will continue to periodically review its leadership structure.
Risk Oversight
We face a number of risks, including market price risks in food product prices, liquidity risk, reputational risk, operational risk and risks from adverse fluctuations in interest rates and inflation and/or deflation. Management is responsible for the day-to-day management of risks faced by our company, while the Board of Directors currently has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors seeks to ensure that the risk management processes designed and implemented by management are adequate. The Board of Directors also reviews with management our strategic objectives which may be affected by identified risks, our plans for monitoring and controlling risk, the effectiveness of such plans, appropriate risk tolerance and our disclosure of risk. Our Audit Committee is responsible for periodically reviewing with management and our independent auditors the adequacy and effectiveness of our policies for assessing and managing risk. The other committees of the Board of Directors also monitor certain risks related to their respective committee responsibilities. All committees report to the full Board of Directors as appropriate, including when a matter rises to the level of a material or enterprise-level risk.
Board Committees
Our Board of Directors has established various committees to assist it with its responsibilities. Those committees are described below.
Audit Committee
The current Audit Committee members are Messrs. Baldwin, Gulmi and Pittaway, with Mr. Gulmi serving as the Audit Committee’s chairman. The NASDAQ Global Market financial literacy standards require that each member of our Audit Committee be able to read and understand fundamental financial statements. In addition, the Company is required to disclose whether at least one member of our Audit Committee qualifies as an audit committee financial expert, as defined by Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission (the "SEC") and has financial sophistication in accordance with NASDAQ Global Market rules. Our Board of Directors has determined that each of Messrs. Baldwin, Gulmi and Pittaway qualifies as an audit committee financial expert and is independent, as independence for audit committee members is defined by applicable SEC and NASDAQ Global Market rules.
The primary function of the Audit Committee is to assist the Board of Directors in the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, assessing our independent registered public accountants’ qualifications and independence and the performance of our internal audit function and the appointment of our independent registered public accountants. The Audit Committee also prepares an audit committee report required by the SEC to be included in our proxy statements.
The Audit Committee fulfills its oversight responsibilities by reviewing the following: (i) the financial reports and other financial information provided by us to our shareholders and others; (ii) our systems of internal controls regarding finance, accounting, legal and regulatory compliance and business conduct established by management and the Board of Directors; and (iii) our auditing, accounting and financial processes generally. The Audit Committee’s primary duties and responsibilities are to:

•	serve as an independent and objective party to monitor our financial reporting process and internal control systems;

•
review and appraise the audit efforts of our independent registered public accountants and exercise ultimate authority over the relationship between us and our independent registered public accountants; and

•	provide an open avenue of communication among the independent registered public accountants, financial and senior management and the Board of Directors.
The Audit Committee holds regular meetings at least four times each year and held four meetings in fiscal 2016. The Audit Committee reports the significant results of its activities to the Board of Directors at each regularly scheduled meeting of the Board of Directors.
Our Board of Directors has adopted a charter for the Audit Committee that complies with current SEC and NASDAQ Global Market rules relating to corporate governance matters. The Audit Committee charter is available on our website at http://investors.bbrg.com. Deloitte & Touche LLP is presently our independent registered public accounting firm.

Nominating and Corporate Governance Committee
The current Nominating and Corporate Governance Committee members are Messrs. Baldwin, Rosser and Valenti, with Mr. Rosser serving as the Nominating and Corporate Governance Committee's chairman. The Nominating and Corporate Governance Committee:

•	identifies individuals qualified to serve as our directors;

•	nominates qualified individuals for election to our Board of Directors at annual meetings of shareholders;

•	establishes a policy for considering shareholder nominees for election to our Board of Directors; and

•	recommends to our Board the directors to serve on each of our Board committees.
The Nominating and Corporate Governance Committee identifies individuals, including those recommended by shareholders, believed to be qualified as candidates for Board membership. The Nominating and Corporate Governance Committee has the authority to retain search firms to assist it in identifying candidates to serve as directors. In addition to any other qualifications the Nominating and Corporate Governance Committee may in its discretion deem appropriate, all director candidates, at a minimum, (i) should possess the highest personal and professional ethics, integrity and values; (ii) should have substantial experience which is of particular relevance to the Company; and (iii) should have sufficient time available to devote to the affairs of the Company. In identifying candidates, the Nominating and Corporate Governance Committee will also take into account other factors it considers appropriate, which include ensuring that a majority of directors satisfy the independence requirements of NASDAQ, the SEC or other appropriate governing body and that the Board of Directors as a whole is comprised of directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board of Directors’ deliberations and decisions.
The Nominating and Corporate Governance Committee considers shareholder nominees for directors in the same manner as nominees for director from other sources. Shareholder suggestions for nominees for director should be submitted to the Company’s Secretary no later than the date by which shareholder proposals for action at a shareholders’ meeting must be submitted and should include the following information: (a) the recommending shareholder’s name, address, telephone number and the number of Company common shares held by such individual or entity and (b) the recommended candidate’s biographical data, statement of qualification and written consent to nomination and to serving as a director, if elected.
The Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees; however, the Nominating and Corporate Governance Committee and the Board of Directors believe it is essential that the Board of Directors is able to draw on a wide variety of backgrounds and professional experiences among its members. The Nominating and Corporate Governance Committee desires to maintain the Board of Directors’ diversity through the consideration of factors such as gender, education, skills and relevant professional and industry experience. The Nominating and Corporate Governance Committee does not intend to nominate representational directors but instead considers each candidate’s credentials in the context of these standards and the characteristics of the Board of Directors in its entirety. Our Board of Directors has adopted a charter for the Nominating and Corporate Governance Committee that complies with current SEC and NASDAQ Global Market rules relating to corporate governance matters. The Nominating and Corporate Governance Committee charter is available on our website at http://investors.bbrg.com. Our Nominating and Corporate Governance Committee held one meeting in fiscal 2016.

Compensation Committee
The current Compensation Committee members are Messrs. Pittaway, Rosser and Valenti, with Mr. Pittaway serving as the Compensation Committee chairman. The Company believes that each of Messrs. Pittaway, Rosser and Valenti is independent under the applicable NASDAQ listing standards currently in effect with respect to compensation committee members. The primary responsibility of the Compensation Committee is to develop and oversee the implementation of our philosophy with respect to the compensation of our executive officers and directors. In that regard, the Compensation Committee:

•
has the sole authority to retain and terminate any compensation consultant used to assist us, the Board of Directors or the Compensation Committee in the evaluation of the compensation of our executive officers and directors;

•
annually reviews and determines corporate goals and objectives to serve as the basis for the compensation of our executive officers, evaluates the performance of our executive officers in light of such goals and objectives and determines the compensation level of our executive officers based on such evaluation;

•
interprets, implements, administers and reviews all aspects of remuneration to our executive officers and other key officers, including their participation in incentive-compensation plans and equity-based compensation plans;

•	reviews all employment agreements, consulting agreements, severance arrangements and change in control agreements for our executive officers;

•
develops, approves, administers and recommends to our shareholders for their approval (to the extent such approval is required by any applicable law, regulation or NASDAQ Global Market rules) all of our stock ownership, stock option and other equity-based compensation plans and all related policies and programs; and

•
makes individual determinations with respect to grants of any shares, stock options or other equity-based awards under all equity-based compensation plans, and exercises such other power and authority as may be required or permitted under such plans.

The Compensation Committee has the same authority with regard to all aspects of director compensation as it has been granted with regard to executive compensation, except that any ultimate decision regarding the compensation of any director is subject to the approval of our Board of Directors. The Compensation Committee held five meetings in fiscal year 2016.
Our Board of Directors has adopted a charter for the Compensation Committee that complies with current SEC and NASDAQ Global Market rules relating to corporate governance matters. The Compensation Committee charter is available on our website at http://investors.bbrg.com.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee currently is or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
Communications with Directors
Shareholders may communicate appropriately with any and all Company directors by sending written correspondence addressed as follows:
Bravo Brio Restaurant Group, Inc.
Attention: Board of Directors
c/o Diane D. Reed, Chief Financial Officer, Treasurer and Secretary
777 Goodale Boulevard, Suite 100
Columbus, Ohio 43212
The Company’s Secretary will forward such communication to the appropriate members of the Board of Directors.

Meeting Attendance
During fiscal 2016, the Board of Directors held five meetings. Meetings include both in-person and telephonic meetings. No member of the Board of Directors attended fewer than 75% of the aggregate number of meetings of the Board of Directors. For information regarding committee meetings and composition, please see the section above entitled “—Board Committees.”
The Company believes that the Annual Meeting of Shareholders is a good opportunity for the shareholders to meet and, if appropriate, ask questions of the Board of Directors. It is also a good opportunity for the members of the Board of Directors to hear any feedback the shareholders may share with the Company at the meeting. All directors are strongly encouraged to attend the Annual Meeting. Two of our directors attended the 2016 Annual Meeting of Shareholders.
Executive Officers
The name and age as of October 13, 2017 of each executive officer of the Company, his or her position with us, the year in which he or she first became an executive officer and certain biographical information are set forth below:

	Name (1)	Position Held With the Company	Age	Executive Officer Since
	Brian T. O'Malley	Director, President and Chief Executive Officer	49	2006
	Diane D. Reed	Chief Financial Officer, Treasurer and Secretary	59	2017
	Khanh Collins	Senior Vice President and Chief Operating Officer	53	2015

(1)	James J. O'Connor served as our Executive Vice President, Chief Financial Officer, Treasurer and Secretary from February 2006 until his resignation from the Company on September 15, 2017.
Brian T. O’Malley is a Class I director of the Company. See “Proposal Number One: Election of Class II Directors-Directors Not Standing for Election” for a discussion of Mr. O’Malley’s business experience.
Diane D. Reed joined the Company as Chief Financial Officer, Treasurer and Secretary in October 2017. Ms. Reed previously served as the Company’s Vice President of Finance and Chief Accounting Officer from 2007 to 2016. From 2016 until her current appointment as the Company’s Chief Financial Officer, Treasurer and Secretary, Ms. Reed served as Executive Vice President of Finance for Frisch’s Restaurants, Inc., a privately owned restaurant chain with locations in Ohio, Indiana and Kentucky. From 2004 to 2007 Ms. Reed served as Vice President and Controller for Wendy’s Brand at Wendy’s International, Inc. Ms. Reed held various positions in financial services, third party administration, compensation and benefits at Nationwide Insurance from 1999 to 2004 and was Controller at Donato’s Pizza from 1994 to 1999. Ms Reed held various positions at the Limited, Inc. including the Controller of Victoria’s Secret Catalogue, Inc. from 1983 to to 1989. Ms. Reed previously served as a Senior Auditor with KPMG LLP from 1980 to 1983. Ms. Reed earned a Bachelor of Science in Business Administration degree from the Ohio State University and is a certified public accountant.
Khanh Collins was appointed Senior Vice President and Chief Operating Officer of the Company on December 28, 2015. Prior to this appointment, she served as Vice President of Operations of the Company since January 2014. Ms. Collins joined the Company in February 2013 when she was named District Partner. Prior to joining the Company, Ms. Collins held management level positions at Starr Restaurants from September 2012 to February 2013. For the twelve years prior to that, she was employed with McCormick and Schmick's, where she held the position of regional director and various other management level positions. Ms. Collins began her career at Clyde’s Restaurant Group in Washington, DC followed by Copeland’s of New Orleans.

FORWARD-LOOKING STATEMENTS
This Proxy Statement, including the section entitled “Compensation Discussion and Analysis” set forth below, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”). These statements are based on our current expectations and involve risks and uncertainties which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken in the future. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those set forth in the section on forward-looking statements and in the risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 25, 2016 and in our quarterly reports on Form 10-Q.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) provides an overview of our executive compensation program, together with a description of the material factors underlying the decisions that resulted in the compensation for our 2016 fiscal year provided to our President and Chief Executive Officer, Chief Financial Officer and Chief Operating Officer (collectively, the “named executive officers”), as presented in the tables which follow this CD&A. This CD&A contains statements regarding our performance targets and goals. These targets and goals are disclosed in the limited context of our compensation program and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance. We specifically caution investors not to apply these statements to other contexts.
Shareholder Advisory Vote on Executive Compensation
At the Company’s 2014 Annual Meeting of Shareholders, over 99% of the shares that voted on our say on pay proposal were voted in favor of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the 2014 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and other related tables and disclosures. Although this vote was non-binding, the Compensation Committee believes that the vote confirms its view that the Company’s compensation programs are appropriate and are consistent with sound executive compensation policy. The Compensation Committee will consider the outcome of the most recent shareholder advisory vote on executive compensation (included as Proposal Number Four to this Proxy Statement) as it makes future compensation decisions.
In addition, at the Company’s 2011 Annual Meeting of Shareholders, a majority of the shares that voted on the frequency of future say on pay proposals were voted in favor of holding the advisory vote on executive compensation on a tri-annual basis, as was recommended by the Board of Directors. The Board of Directors subsequently determined that it would follow the shareholders’ recommendation and hold an advisory vote on executive compensation every three years. Accordingly, an advisory vote to approve the compensation of the named executive officers as part of the 2017 Annual Meeting of Shareholders is included as Proposal Number Four to this Proxy Statement. A separate non-binding vote on the frequency with which the Company will hold a non-binding advisory vote on executive compensation is included as Proposal Number Three to this Proxy Statement.  The Board of Directors has determined that an annual vote promotes a higher level of accountability to the shareholders and fosters more frequent communication between the Compensation Committee and shareholders and is therefore recommending a vote for a frequency of once every year for a non-binding advisory vote on executive compensation.
Objective of Compensation Policy
The objective of the Company’s compensation policy is to provide a total compensation package that will enable us to:

•	attract, motivate and retain outstanding individual named executive officers;

•	reward named executive officers for attaining desired levels of profit and shareholder value; and

•	align the financial interests of each named executive officer with the interests of our shareholders to encourage each named executive officer to contribute to our long-term performance and success.
Overall, our compensation program is designed to reward named executive officers based on individual and Company performance. As discussed in further detail below, a significant portion of named executive officer compensation is comprised of a combination of an annual cash bonus opportunity and equity compensation, which rewards the contribution of named executive officers for both short-term and long-term Company performance. We believe that by weighting total compensation in favor of the annual bonus opportunity and long-term equity incentive components of our total compensation program, we appropriately reward individual achievement while at the same time providing incentives to promote both short-term and long-term Company performance. We also believe that salary levels should be reflective of individual performance and therefore factor individual performance of named executive officers into the adjustment of their base salary levels each year.
Process for Setting Total Compensation
Generally, our overall compensation package for named executive officers is administered and determined by our Compensation Committee, which is comprised entirely of independent non-employee directors. The Compensation Committee sets annual base salaries, cash bonus opportunities, and equity-based awards for each named executive officer at levels it believes are appropriate considering each named executive officer’s annual review, the awards granted and compensation paid to the named executive officer in past years, and progress toward or attainment of previously set personal and corporate goals and objectives, including attainment of financial performance goals, and such other factors as the Compensation Committee deems appropriate and in our best interests and the best interests of our shareholders. These goals and objectives are discussed more fully below under the headings “Annual Bonus Compensation” and “Equity Compensation.”
The Compensation Committee may also, from time to time, consider recommendations from the Chief Executive Officer regarding total compensation for named executive officers other than the Chief Executive Officer. The Compensation Committee does not rely on predetermined formulas or a limited set of criteria when it evaluates the performance of the Chief Executive Officer and our other named executive officers. The Compensation Committee may accord different weight at different times to different factors when determining the compensation opportunities for each named executive officer.
In setting the compensation for the named executive officers, the Compensation Committee members draw on their collective experience in our industry and knowledge of investors’ goals. Accordingly, the Compensation Committee has not deemed it necessary to review formal compensation data or utilize a formal benchmarking process or the services of a compensation consultant to set the compensation levels of the Company’s named executive officers. Furthermore, in setting the compensation of our named executive officers, the Compensation Committee does not seek to allocate a specified portion of named executive officer compensation between cash and non-cash, or between short-term and long-term compensation. Rather, the Compensation Committee determines the elements of named executive officer compensation for any given year in a manner that it believes is designed to further the objectives of the Company's compensation policy as described above.
Elements of Compensation
Our compensation program for named executive officers consists of the following elements of compensation, each described in greater depth below:

•	Base salaries;

•	Annual cash bonuses;

•	Equity-based incentive compensation;

•	Severance and payments upon change in control; and

•	General benefits.
Base Salary
We believe that base salaries are essential to recruiting and retaining qualified employees. Base salaries also create a performance incentive in the form of potential salary increases that are given to reward performance. The initial base salary for Mr. O'Malley, Mr. O'Connor and Ms. Collins was set subject to their respective employment agreements with the Company. Such initial salary levels were set based on the named executive officer’s experience with previous employers and negotiations with individual named executive officers. Thereafter, the Compensation Committee may recommend to increase base salaries each year based on its subjective assessment of the Company’s and/or the individual named executive officer’s performance, and the individual named executive officer’s experience, length of service and/or changes in responsibilities. Included in this subjective determination is the Compensation Committee’s evaluation of the development and execution of strategic plans, exercise of leadership, and involvement in industry groups. The weight given such factors by the Compensation Committee may vary from one named executive officer to another.
The following table sets forth the base salaries for the named executive officers for the two most recent fiscal years.

	Annual Salary ($)
Executive Officer	2016	2015
Brian T. O'Malley	$400,000	$294,000
James J. O'Connor	265,000	247,000
Khanh Collins	200,000	150,000
The named executive officers' base salary increases for 2016 represent cost-of-living and merit-based increases, effective as of March 21, 2016. Mr. O’Malley’s, Mr. O'Connor's and Ms. Collins' base salaries were increased in 2016 to reflect their new roles as the Company’s President and Chief Executive Officer; Executive Vice President, Chief Financial Officer, Treasurer and Secretary; and Chief Operating Officer, respectively.

In February 2017, the Compensation Committee determined that it would not adjust the base salaries for the Company's named executive officers. The base salaries for 2017 for Mr. O'Malley, Mr. O'Connor and Ms. Collins are shown in the table below. The initial base salary for Ms. Reed was set subject to her employment agreement and is shown in the table below.

Annual Salary ($)
Executive Officer	2017
Brian T. O'Malley	$400,000
James J. O'Connor (1)	265,000
Diane D. Reed (2)	265,000
Khanh Collins	200,000

(1)	Mr. O'Connor resigned from the Company on September 15, 2017.

(2)	Ms. Reed will earn a proportional share of the annual salary listed in the table above in the amount of $65,342 based on her initial employment date of October 2, 2017.
Annual Bonus Compensation
In line with our strategy of rewarding performance, a significant part of the Company’s executive compensation philosophy is the payment of cash bonuses to named executive officers based on an annual evaluation of individual and Company performance, considering several factors as discussed below. The Compensation Committee establishes target bonuses for each named executive officer (i.e., the amount each named executive officer may receive if certain performance goals and objectives are met) at the beginning of each fiscal year. The target bonuses are set at levels the Compensation Committee believes will provide a meaningful incentive to named executive officers to contribute to the Company’s financial performance. In the event that performance exceeds the target goals, our named executive officers may earn bonuses in excess of the target levels.
For 2016, the Company determined to pay bonuses based on the achievement of the following performance goals:  “Net Sales” (weighted at 25% of the total bonus opportunity), "Adjusted EBITDA" (weighted at 25% of the total bonus opportunity), "Comparable Guest Counts" (weighted at 25% of the total bonus opportunity) and a discretionary component (weighted at 25% of the total bonus opportunity as determined by the Compensation Committee). Comparable Guest Counts is a non-GAAP financial measure calculated by comparing the guest counts in the current period to the guest counts for the same comparable restaurant base in the previous period. We consider a restaurant to be comparable in the first full quarter following the eighteenth month of operations. Adjusted EBITDA is a non-GAAP financial measure calculated by adding Depreciation and Amortization to Income from Operations and adjusting that amount for certain non-comparable items. In 2016, these non-comparable items were non-cash asset impairment charges, a litigation reserve charge, a write-off of unamortized loan origination fees, a valuation allowance on deferred tax assets, tax expense related to an IRS audit settlement and the tax expense from an excess tax deficiency for option exercises.
We use Adjusted EBITDA, together with financial measures prepared in accordance with generally accepted accounting principles, or GAAP, such as revenues and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of Adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.
We believe that net sales and comparable guest counts are important financial measures of executive performance. These metrics, taken together, allow for a reasonably accurate measure of operating profitability and growth within our existing restaurant framework relative to past periods.
Additionally, we use each of these metrics internally to evaluate the performance of our personnel and also as a benchmark to evaluate our operating performance or compare our performance to that of our competitors. Performance thresholds for each metric are set at a level equal to the Company's results as measured by that metric from the prior fiscal year. For 2016, performance thresholds and targets were as follows:

Performance Goals	Threshold	Target
Net Sales	$434,880,000	$434,880,000
Adjusted EBITDA	$38,013,000	$38,013,000
Comparable Guest Counts	(0.8)%	(0.8)%
With respect to 2016, the Company’s net sales were $410.3 million, the Company’s Adjusted EBITDA was $23.0 million, and the Company's comparable guest counts were minus 5.1%.  Based on each financial measure's respective threshold and the Company's performance for 2016, the Compensation Committee determined that the named executive officers had not achieved the defined performance goals. With respect to the discretionary portion of the annual bonus and in recognition of the performance and achievements of the named executive officers, the Compensation Committee determined that Mr. O’Malley, Mr. O'Connor and Ms. Collins would each receive 100% of the amount allocated to the discretionary portion. These achievements related to the accomplishment of certain elements of strategic initiatives including, without limitation, the implementation of significant menu changes at each brand, the implementation of a new on-line ordering platform, meaningful improvements in guest satisfaction measures, the expansion of the Company's delivery and banquet service capabilities and the design, construction and opening of a new prototype BRIO restaurant. Thus, the Compensation Committee determined that Mr. O'Malley, Mr. O'Connor and Ms. Collins would each receive a payout of 25% of their respective targets.
Target and actual bonuses for 2016 awarded to each of the named executive officers are set forth in the table below. The actual bonus amounts are also included in the “Bonus” column of the Summary Compensation Table, below.

Name	Target Award ($)	Actual Award ($)
Brian T. O’Malley	200,000	50,000
James J. O’Connor	100,000	25,000
Khanh Collins	100,000	25,000
In February 2017, the Compensation Committee established target bonus award opportunities for Mr. O'Malley, Mr. O'Connor and Ms. Collins for fiscal year 2017 as set forth in the table below. In connection with her appointment as Chief Financial Officer, Treasurer and Secretary, the Board established the target bonus award opportunity for Ms. Reed for fiscal year 2017 as set forth below:

Name	Target Award ($)
Brian T. O’Malley	200,000
James J. O'Connor (1)	100,000
Diane D. Reed (2)	100,000
Khanh Collins	100,000

(1)	Mr. O'Connor will not receive a bonus award as he resigned from the Company on September 15, 2017.

(2)	Ms. Reed is eligible to earn a proportional share of the target award listed in the table above in the amount of $24,658 based on her initial employment date of October 2, 2017.
Equity Compensation
We provide equity-based compensation to our named executive officers because it provides a vital link between the long-term results achieved for our shareholders and the rewards provided to our named executive officers, thereby ensuring that such officers have a continuing stake in our long-term success.
The Company adopted the Bravo Development, Inc. Option Plan (the “2006 Plan”) in order to provide an incentive to employees selected by the Board of Directors for participation. Pursuant to the 2006 Plan, we had 56,691 stock options outstanding as of December 25, 2016 that were granted between 2006 and October 2010, including 6,614 options that were granted to the named executive officers. As of December 25, 2016 all the outstanding options under the 2006 Plan were fully vested and immediately exercisable.

On October 6, 2010, our Board of Directors approved and, on October 18, 2010, our shareholders approved the Bravo Brio Restaurant Group, Inc. Stock Incentive Plan (the “Stock Incentive Plan”). The Stock Incentive Plan became effective on October 26, 2010 upon the completion of our initial public offering (the "IPO"). In connection with the adoption of the Stock

Incentive Plan, the Board of Directors terminated the 2006 Plan and no further awards have been, or will be, granted under the 2006 Plan after October 26, 2010. However, the termination of the 2006 Plan did not affect awards outstanding under the 2006 Plan at the time of its termination and the terms of the 2006 Plan continue to govern outstanding awards granted under the 2006 Plan.
The purpose of the Stock Incentive Plan is to assist us and our subsidiaries in attracting and retaining valued employees, consultants and non-employee directors by offering them a greater stake in our success and a closer identity with us, and to encourage ownership of our common shares by such individuals. Our employees, consultants and members of our Board of Directors, as well as employees and consultants of our subsidiaries, are eligible to participate in the Stock Incentive Plan. The Stock Incentive Plan provides for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights and other stock-based awards, collectively referred to as “awards.” Each existing award granted under the Stock Incentive Plan to our named executive officers vests annually at a rate of 25% per year over four years.
Consistent with its philosophy that our named executive officers’ interests should be aligned with those of our shareholders, on May 5, 2016, our Compensation Committee granted each of our named executive officers a restricted stock award that vests as described above. In making the decision to grant our named executive officers equity-based awards under the Stock Incentive Plan in 2016, the Compensation Committee considered the fact that none of our named executive officers received an equity-based award under the Stock Incentive Plan for the 2015 fiscal year.  In addition, Mr. O'Malley, Mr. O'Connor and Ms. Collins received these equity based awards to reflect their new roles as the Company's: President and Chief Executive Officer; Executive Vice President, Chief Financial Officer, Treasurer and Secretary; and Chief Operating Officer, respectively. The following table sets forth the number of shares of restricted stock granted to each of the named executive officers during fiscal 2016:

Name	2016 Restricted Stock Grants (# of shares)
Brian T. O’Malley	30,000
James J. O’Connor	20,000
Khanh Collins	20,000
The restricted stock awards granted to our named executive officers in 2016 do not provide for automatic acceleration of vesting upon a change in control of the Company, however, our Board of Directors retains the right to accelerate the vesting of outstanding equity awards in connection with a change in control.
Severance Benefits and Payments Upon Change in Control
Mr. O'Malley, Ms. Reed and Ms. Collins each have, and, prior to his resignation, Mr O'Connor had, an employment agreement with the Company that provides or provided, as applicable, among other things, certain severance benefits in the event of a termination of employment by the Company without cause or by the executive for good reason. Generally, in the event of such termination, each of Mr. O'Malley, Mr. O'Connor (prior to his resignation), Ms. Reed and Ms. Collins is or was entitled to two years of continued base salary following the termination. Mr. O'Connor did not receive any severance upon his voluntary resignation from the Company without good reason. The severance benefits provided to our named executive officers under their employment agreements are described in more detail below in the section titled “—Potential Payments Upon Termination or Change in Control.” The Compensation Committee believes that Mr. O'Malley’s employment agreement, and the severance benefits provided therein, was an appropriate and necessary tool to ensure his employment with the Company and to evidence his agreement with certain restrictive covenants. The Compensation Committee believed that, prior to his resignation, Mr. O’Connor’s employment agreement, and the severance benefits provided therein, were an appropriate and necessary tool to ensure his employment with the Company and to evidence his agreement with certain restrictive covenants. The Compensation Committee also believes that the employment agreements for Ms. Reed and Ms Collins and the severance benefits provided thereunder, are appropriate retention tools for such executives.
The Company entered into an employment agreement with Mr. O’Malley on August 1, 2013. Mr. O’Malley’s employment agreement entitles him to a base salary of $218,000 per annum (which has been subsequently increased to $400,000, effective December 28, 2015) and participation in the Company's benefit plans, including a cash bonus and equity plan. Mr. O’Malley’s employment agreement further provides him with two years of continued base salary in the event that his employment is terminated by the Company without cause or by him for good reason. For purposes of Mr. O’Malley’s employment agreement, “cause” generally means Mr. O’Malley’s fraud or material dishonesty in connection with his duties to the Company, his failure to substantially perform the duties of his position which, if curable, is not cured within 10 business days after written notice, his conviction of a felony or plea of guilty or no contest to a charge or commission of a felony, or his commission of any act or violation of law that could reasonably be expected to bring the Company into material disrepute or adversely affect his ability to perform his duties for the Company. For purposes of Mr. O’Malley’s employment agreement, “good reason” generally means, without the consent of Mr. O’Malley, a material diminution in Mr. O’Malley’s base salary, a material diminution in Mr. O’Malley’s authority, duties, or responsibilities, a change in Mr. O'Malley's principal office to a location more than 100 miles from Columbus, Ohio, or any other action or inaction that constitutes a material breach by the Company of the employment agreement.
Mr. O’Malley’s right to severance is conditioned upon his refraining from competing with the Company for the two years following his termination of employment and upon his compliance with confidentiality, non-solicitation (for two years post-termination) and non-disparagement obligations under his employment agreement. Mr. O'Malley's right to severance is also conditioned upon his execution and non-revocation of a general release of claims.
Assuming Mr. O’Malley’s employment was terminated by the Company without cause or by Mr. O’Malley for good reason on December 25, 2016, and further assuming that Mr. O'Malley satisfied the restrictive covenants and release requirement described above, he would have received a total of $800,000 in continued base salary severance under his employment agreement.
The Company entered into an employment agreement with Mr. O’Connor on October 26, 2010 in connection with the consummation of the IPO. Prior to his resignation, Mr. O’Connor’s employment agreement entitled him to a base salary of $206,000 per annum (which had been subsequently increased to $265,000, effective December 28, 2015) and participation in the Company's benefit plans, including a cash bonus and equity plan. Mr. O’Connor’s employment agreement further provided him with two years of continued base salary in the event that his employment was terminated by the Company without cause or by him for good reason. For purposes of Mr. O’Connor’s employment agreement, “cause” generally meant Mr. O’Connor’s fraud or material dishonesty in connection with his duties to the Company, his failure to substantially perform the duties of his position, which, if curable, is not cured within 10 business days after written notice, his conviction of a felony or plea of guilty or no contest to a charge or commission of a felony, or his commission of any act or violation of law that could reasonably be expected to bring the Company into material disrepute or adversely affect his ability to perform his duties for the Company. For purposes of Mr. O’Connor’s employment agreement, “good reason” generally meant, without the consent of Mr. O’Connor, a material diminution in Mr. O’Connor’s base salary, a material diminution in Mr. O’Connor’s responsibilities, a material change in the geographic location at which Mr. O’Connor performed the services, or any other action or inaction that constituted a material breach by the Company of his employment agreement.
Mr. O’Connor’s right to severance was conditioned upon his refraining from competing with the Company for the two years following his termination of employment and upon his compliance with confidentiality, nonsolicitation (for two years post-termination) and non-disparagement obligations under his employment agreement. Mr. O'Connor's right to severance was also conditioned upon his execution and non-revocation of a general release of claims.
Assuming Mr. O’Connor’s employment was terminated by the Company without cause or by Mr. O’Connor for good reason on December 25, 2016, and further assuming that Mr. O'Connor complied with the restrictive covenants and release requirement described above, he would have received a total of $530,000 in continued base salary severance under his employment agreement.  As noted above, Mr. O’Connor did not receive any severance upon his voluntary resignation from the Company without good reason.
The Company entered into an employment agreement with Ms. Reed on October 2, 2017 in connection with her appointment as Chief Financial Officer, Treasurer and Secretary. Ms. Reed’s employment agreement entitles her to a base salary of $265,000 per annum and participation in the Company's benefit plans, including a cash bonus and equity plan. Ms. Reed’s employment agreement provides her with one year of continued base salary in the event that her employment is terminated by the Company without cause or by her for good reason prior to October 2, 2018. Ms. Reed’s employment agreement further provides her with two years of continued base salary in the event that her employment is terminated by the Company without cause or by her for good reason after October 2, 2018. For purposes of Ms. Reed’s employment agreement, “cause” generally means Ms. Reed’s fraud or material dishonesty in connection with her duties to the Company, her failure to substantially perform the duties of her position, which, if curable, is not cured within 10 business days after written notice, her conviction of a felony or plea of guilty or no contest to a charge or commission of a felony, or her commission of any act or violation of law that could reasonably be expected to bring the Company into material disrepute or adversely affect her ability to perform her duties for the Company. For purposes of Ms. Reed’s employment agreement, “good reason” generally means, without the consent of Ms. Reed, a material diminution in Ms. Reed’s base salary, a material diminution in Ms. Reed’s responsibilities, a material change in the geographic location at which Ms. Reed must perform the services, or any other action or inaction that constitutes a material breach by the Company of her employment agreement.
Ms. Reed’s right to severance is conditioned upon her refraining from competing with the Company for the two years following her termination of employment and upon her compliance with confidentiality, nonsolicitation (for two years post-

termination) and non-disparagement obligations under her employment agreement. Ms. Reed's right to severance is also conditioned upon her execution and non-revocation of a general release of claims.
Assuming Ms. Reed’s employment was terminated by the Company without cause or by Ms. Reed for good reason on October 2, 2017, and further assuming that Ms. Reed satisfied the restrictive covenants and release requirement described above, she would have received a total of $265,000 in continued base salary severance under her employment agreement.
The Company entered into an employment agreement with Ms. Collins on August 3, 2017 in connection with her appointment as Chief Operating Officer. Ms. Collins’s employment agreement entitles her to a base salary of $200,000 per annum and participation in the Company's benefit plans, including a cash bonus and equity plan. Ms. Collins’s employment agreement further provides her with two years of continued base salary in the event that her employment is terminated by the Company without cause or by her for good reason. For purposes of Ms. Collins’s employment agreement, “cause” generally means Ms. Collins’s fraud or material dishonesty in connection with her duties to the Company, her failure to substantially perform the duties of her position, which, if curable, is not cured within 10 business days after written notice, her conviction of a felony or plea of guilty or no contest to a charge or commission of a felony, or her commission of any act or violation of law that could reasonably be expected to bring the Company into material disrepute or adversely affect her ability to perform her duties for the Company. For purposes of Ms. Collins’s employment agreement, “good reason” generally means, without the consent of Ms. Collins, a material diminution in Ms. Collins’s base salary, a material diminution in Ms. Collins’s responsibilities, a material change in the geographic location at which Ms. Collins must perform the services, or any other action or inaction that constitutes a material breach by the Company of her employment agreement.
Ms. Collins’s right to severance is conditioned upon her refraining from competing with the Company for the two years following her termination of employment and upon her compliance with confidentiality, nonsolicitation (for two years post-termination) and non-disparagement obligations under her employment agreement. Ms. Collins's right to severance is also conditioned upon her execution and non-revocation of a general release of claims.
Assuming Ms. Collins’s employment was terminated by the Company without cause or by Ms. Collins for good reason on August 3, 2017, and further assuming that Ms. Collins satisfied the restrictive covenants and release requirement described above, she would have received a total of $400,000 in continued base salary severance under her employment agreement.
General Benefits
In 2016, we provided certain personal-benefit perquisites to named executive officers, as noted below. These benefits were also available to all eligible Company employees. The aggregate incremental cost to the Company of the perquisites received by each of the named executive officers in 2016 was less than $10,000 and accordingly, such benefits are not included in the Summary Compensation Table below.
The following are standard benefits offered to all eligible Company employees, including named executive officers.
Complimentary Dining.    The Company provides all home office employees with complimentary dining privileges at any of our restaurants. The Company views complimentary dining privileges as a meaningful benefit to our employees, including our named executive officers, as it is important for them to experience our product in order to better perform their duties for the Company. The amount of complimentary dining provided to employees is dictated by their role with the Company.
Retirement Benefits.    The Company maintains a tax-qualified 401(k) savings plan. However, our named executive officers do not participate in our 401(k) savings plan.
Medical, Dental, Vision, Life Insurance and Disability Coverage.    Employee benefits such as medical, dental, vision, life insurance and disability coverage are available to all eligible employees, including our named executive officers.
Other Paid Time-Off Benefits.    We also provide paid time-off and other paid holidays to all employees, including the named executive officers, which our Compensation Committee has determined to be appropriate for a company of our size and in our industry. The annual paid time-off for each of Mr. O'Malley, Ms. Reed and Ms. Collins is four, four and two weeks, respectively. The annual paid time-off for Mr. O'Connor prior to his resignation was four weeks.
Risk Assessment
The Compensation Committee meets periodically each fiscal year to review the Company’s compensation policies and programs, including those relating to the Company's named executive officers, to ensure that they are appropriate. After considering the various forms of compensation paid to the Company’s employees, the Compensation Committee has concluded that the Company’s compensation policies and programs are not reasonably likely to have a material adverse effect on the Company. This conclusion is based on the following factors:

-	A significant portion of each Company employee’s compensation consists of base salary, which is not dependent upon the Company’s performance;

-
A meaningful portion of the compensation of the employees who are in the position to influence decisions of the Company is variable and performance-based; and the Compensation Committee retains discretion under our annual bonus program to adjust earned bonuses if it believes doing so is appropriate;

-	The Compensation Committee sets an appropriate mix between short-term and long-term compensation to ensure that employees focus on both short-term and long-term results; and

-
The Company’s executive officers own a meaningful portion of the Company, which reduces the incentive for the Company’s executive officers to engage in risky behavior designed to achieve short-term results at the expense of the Company’s long-term success.

Tax and Accounting Considerations
The Company considers tax and accounting implications in determining all elements of its compensation programs. U.S. federal income tax (specifically, Section 162(m) of the Internal Revenue Code) generally limits the tax deductibility of compensation we pay to our Chief Executive Officer and certain other highly compensated executive officers to $1.0 million for the year the compensation becomes taxable to such executive officers. There is an exception to such limit on deductibility for performance-based compensation that meets certain requirements. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. Rather, we seek to maintain flexibility in how we compensate our executive officers so as to meet a broader set of corporate and strategic goals and the needs of shareholders, and as such, we may be limited in our ability to deduct amounts of compensation from time to time. Accounting rules generally require us to expense the cost of our stock option and other equity-based grants over the required service period of the awards. Because of such expensing and the impact of dilution on our shareholders, we pay close attention to, among other factors, the type of equity awards we grant and the number and value of the shares underlying such awards.

COMPENSATION COMMITTEE REPORT
The information contained in this report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.
The Compensation Committee of the Company has reviewed and discussed the above Compensation Discussion and Analysis with our management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

David B. Pittaway, Chairman
Harold O. Rosser II
Fortunato N. Valenti
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)(2)	Non-equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total Compensation ($)
Brian T. O’Malley,	2016	392,308	50,000	210,900	—	—	653,208
President and Chief	2015	289,315	35,000	—	—	—	324,315
Executive Officer	2014	240,231	30,000	132,525	—	—	402,756

James J. O’Connor,	2016	253,789	25,000	140,600	—	—	419,389
EVP, Chief Financial Officer,	2015	241,598	40,000	—	—	—	281,598
Treasurer and Secretary	2014	239,293	45,000	132,525	—	—	416,818

Khanh Collins	2016	200,000	25,000	140,600	—	—	365,600
Chief Operating Officer	2015	145,116	31,821	—	—	—	176,937
	2014	139,423	38,750	55,800	—	—	233,973

(1)	Represents the discretionary bonuses awarded to our named executive officers for the relevant fiscal year.

(2)
Reflects the aggregate grant date fair value of restricted stock awards granted in 2014 or 2016, as applicable, based on the fair value of our common shares, on the day prior to the grant date, in accordance with FASB ASC Topic 718, excluding the effects of estimated forfeitures. Assumptions used in the calculation of this amount are included in the footnote titled “Stock Based Compensation” to the Company’s audited financial statements for the year ended December 25, 2016 included in this annual report.

(3)
Complimentary dining provided to our named executive officers is not required to be disclosed in this table because the amount of such benefits is less than the applicable disclosure threshold (i.e., $10,000). See “—General Benefits.”

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Brian T. O’Malley	—	—	200,000	—	—	—
	5/5/2016	—	—	—	30,000	210,900
James J. O’Connor	—	—	100,000	—	—	—
	5/5/2016	—	—	—	20,000	140,600
Khanh Collins	—	—	100,000	—	—	—
	5/5/2016	—	—	—	20,000	140,600

(1)
Represents the target performance-based bonus opportunities of each named executive officer for 2016, as described in the CD&A above. For 2016, the Compensation Committee found that none of the defined performance goals had been achieved but, in its sole discretion, determined that the named executive officers would each receive a payout of 25% of their respective targets. See “—Annual Bonus Compensation.”

(2)
Represents restricted stock awards granted to the named executive officers in 2016 under the Stock Incentive Plan. The shares of restricted stock reported in this column generally vest 25% on each of the first four anniversaries of the grant date, subject to continued employment.

(3)
Represents the grant date fair value of the restricted stock awards granted to the named executive officers in 2016 under the Stock Incentive Plan, based on the average of the high and low price of our common shares on the business day prior to the grant date (i.e., $7.03 per share).

Outstanding Equity Awards at Fiscal Year-End

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (1) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)(2)	Market Value of Shares or Units of Stock that have not Vested (3)	Restricted Stock Grant Date
Brian T. O’Malley	3,307	1.45	9/9/2019	2,136	8,544	2/28/2013
				4,274	17,096	2/27/2014
				30,000	120,000	5/5/2016

James J. O’Connor	3,307	1.45	9/9/2019	2,136	8,544	2/28/2013
				4,274	17,096	2/27/2014
				20,000	80,000	5/5/2016

Khanh Collins				675	2,700	2/28/2013
				1,800	7,200	2/27/2014
				20,000	80,000	5/5/2016

(1)	All option awards reported in this column were granted under the 2006 Plan and are fully vested and exercisable as of December 25, 2016, as described in the CD&A above. See “—Equity Compensation.”

(2)
The shares of restricted stock reported in this column that were granted on February 28, 2013 fully vested on February 28, 2017. The shares of restricted stock reported in this column that were granted on February 27, 2014 will vest (or have vested) in two equal installments on each of February 27, 2017 and February 27, 2018, subject to continued employment on the applicable vesting date. The shares of restricted stock reported in this column that were granted on

May 5, 2016 will vest (or have vested) in four equal installments on each of May 5, 2017, May 5, 2018, May 5, 2019 and May 5, 2020, subject to continued employment on the applicable vesting date. Each of the foregoing shares of restricted stock is subject to accelerated vesting under certain circumstances, as described below in the section titled “—Potential Payments upon Termination or Change in Control.”

(3)
The market value of the shares of restricted stock is based on the closing sales price of the Company’s common shares on the NASDAQ Stock Market as of the last business day of its fiscal year ended December 25, 2016, which was $4.00 per share.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Brian O'Malley (2)	90,430	212,140	6,651	49,417
James J. O’Connor (3)	72,344	187,403	6,651	49,417
Khanh Collins	—	—	1,575	11,702

(1)
The shares of restricted stock that vested in 2016 vested on February 27, 2016 (with respect to such shares that were granted on February 27, 2014) and February 28, 2016 (with respect to such shares that were granted on February 28, 2013). The average of the high and low price of our common shares on the NASDAQ Stock Market on the business day prior to the vesting date was $7.43 per share for the vesting date of February 27, 2016 and $7.43 per share for the vesting date of February 28, 2016. This column represents the product of the number of shares vesting on the applicable vesting date multiplied by the average of the high and low price of our common shares on the business day prior to the applicable vesting date.

(2)
Mr. O'Malley exercised 90,430 options in December 2016 pursuant to a Rule 10b5-1 trading plan at an average market price of $3.80 per share and a strike price of $1.45 per share. Mr. O'Malley sold 64,100 shares upon exercise to pay the exercise price and applicable tax withholding associated with the exercise.

(3)
Mr. O'Connor exercised 72,344 options in December 2016 pursuant to a Rule 10b5-1 trading plan at an average market price of $4.04 per share and a strike price of $1.45 per share. Mr. O'Connor sold 47,057 shares upon exercise to pay the exercise price and applicable tax withholding associated with the exercise.

Potential Payments upon Termination or Change in Control
Mr. O'Malley, Ms. Reed and Ms. Collins each have, and, prior to his resignation, Mr O'Connor had, an employment agreement with the Company that provides or provided, as applicable, among other things, certain severance benefits in the event of a termination of employment by the Company without cause or by the executive for good reason. Generally, in the event of such termination, each of Mr. O'Malley, Mr. O'Connor (prior to his resignation), Ms. Reed and Ms. Collins is or was entitled to two years of continued base salary following the termination. Mr. O'Connor did not receive any severance upon his voluntary resignation from the Company without good reason. The severance benefits provided to our named executive officers under their employment agreements are described in more detail below in the section titled “—Potential Payments Upon Termination or Change in Control.” The Compensation Committee believes that Mr. O'Malley’s employment agreement, and the severance benefits provided therein, was an appropriate and necessary tool to ensure his employment with the Company and to evidence his agreement with certain restrictive covenants. The Compensation Committee believed that, prior to his resignation, Mr. O’Connor’s employment agreement, and the severance benefits provided therein, were an appropriate and necessary tool to ensure his employment with the Company and to evidence his agreement with certain restrictive covenants. The Compensation Committee also believes that the employment agreements for Ms. Reed and Ms Collins and the severance benefits provided thereunder, are appropriate retention tools for such executives.
The Company entered into an employment agreement with Mr. O’Malley on August 1, 2013. Mr. O’Malley’s employment agreement entitles him to a base salary of $218,000 per annum (which has been subsequently increased to $400,000, effective December 28, 2015) and participation in the Company's benefit plans, including a cash bonus and equity plan. Mr. O’Malley’s employment agreement further provides him with two years of continued base salary in the event that his employment is terminated by the Company without cause or by him for good reason. For purposes of Mr. O’Malley’s employment agreement, “cause” generally means Mr. O’Malley’s fraud or material dishonesty in connection with his duties to the Company, his failure to substantially perform the duties of his position which, if curable, is not cured within 10 business days after written notice, his conviction of a felony or plea of guilty or no contest to a charge or commission of a felony, or his commission of any act or violation of law that could reasonably be expected to bring the Company into material disrepute or adversely affect his ability to perform his duties for the Company. For purposes of Mr. O’Malley’s employment agreement, “good reason” generally means, without the consent of Mr. O’Malley, a material diminution in Mr. O’Malley’s base salary, a material diminution in Mr. O’Malley’s authority, duties, or responsibilities, a change in Mr. O'Malley's principal office to a location more than 100 miles from Columbus, Ohio, or any other action or inaction that constitutes a material breach by the Company of the employment agreement.
Mr. O’Malley’s right to severance is conditioned upon his refraining from competing with the Company for the two years following his termination of employment and upon his compliance with confidentiality, non-solicitation (for two years post-termination) and non-disparagement obligations under his employment agreement. Mr. O'Malley's right to severance is also conditioned upon his execution and non-revocation of a general release of claims.
Assuming Mr. O’Malley’s employment was terminated by the Company without cause or by Mr. O’Malley for good reason on December 25, 2016, and further assuming that Mr. O'Malley satisfied the restrictive covenants and release requirement described above, he would have received a total of $800,000 in continued base salary severance under his employment agreement.
The Company entered into an employment agreement with Mr. O’Connor on October 26, 2010 in connection with the consummation of the IPO. Prior to his resignation, Mr. O’Connor’s employment agreement entitled him to a base salary of $206,000 per annum (which had been subsequently increased to $265,000, effective December 28, 2015) and participation in the Company's benefit plans, including a cash bonus and equity plan. Mr. O’Connor’s employment agreement further provided him with two years of continued base salary in the event that his employment was terminated by the Company without cause or by him for good reason. For purposes of Mr. O’Connor’s employment agreement, “cause” generally meant Mr. O’Connor’s fraud or material dishonesty in connection with his duties to the Company, his failure to substantially perform the duties of his position, which, if curable, is not cured within 10 business days after written notice, his conviction of a felony or plea of guilty or no contest to a charge or commission of a felony, or his commission of any act or violation of law that could reasonably be expected to bring the Company into material disrepute or adversely affect his ability to perform his duties for the Company. For purposes of Mr. O’Connor’s employment agreement, “good reason” generally meant, without the consent of Mr. O’Connor, a material diminution in Mr. O’Connor’s base salary, a material diminution in Mr. O’Connor’s responsibilities, a material change in the geographic location at which Mr. O’Connor performed the services, or any other action or inaction that constituted a material breach by the Company of his employment agreement.
Mr. O’Connor’s right to severance was conditioned upon his refraining from competing with the Company for the two years following his termination of employment and upon his compliance with confidentiality, nonsolicitation (for two years post-termination) and non-disparagement obligations under his employment agreement. Mr. O'Connor's right to severance was also conditioned upon his execution and non-revocation of a general release of claims.
Assuming Mr. O’Connor’s employment was terminated by the Company without cause or by Mr. O’Connor for good reason on December 25, 2016, and further assuming that Mr. O'Connor complied with the restrictive covenants and release requirement described above, he would have received a total of $530,000 in continued base salary severance under his employment agreement.  As noted above, Mr. O’Connor did not receive any severance upon his voluntary resignation from the Company without good reason.
The Company entered into an employment agreement with Ms. Reed on October 2, 2017 in connection with her appointment as Chief Financial Officer, Treasurer and Secretary. Ms. Reed’s employment agreement entitles her to a base salary of $265,000 per annum and participation in the Company's benefit plans, including a cash bonus and equity plan. Ms. Reed’s employment agreement provides her with one year of continued base salary in the event that her employment is terminated by the Company without cause or by her for good reason prior to October 2, 2018. Ms. Reed’s employment agreement further provides her with two years of continued base salary in the event that her employment is terminated by the Company without cause or by her for good reason after October 2, 2018. For purposes of Ms. Reed’s employment agreement, “cause” generally means Ms. Reed’s fraud or material dishonesty in connection with her duties to the Company, her failure to substantially perform the duties of her position, which, if curable, is not cured within 10 business days after written notice, her conviction of a felony or plea of guilty or no contest to a charge or commission of a felony, or her commission of any act or violation of law that could reasonably be expected to bring the Company into material disrepute or adversely affect her ability to perform her duties for the Company. For purposes of Ms. Reed’s employment agreement, “good reason” generally means, without the consent of Ms. Reed, a material diminution in Ms. Reed’s base salary, a material diminution in Ms. Reed’s responsibilities, a material change in the geographic location at which Ms. Reed must perform the services, or any other action or inaction that constitutes a material breach by the Company of her employment agreement.

Ms. Reed’s right to severance is conditioned upon her refraining from competing with the Company for the two years following her termination of employment and upon her compliance with confidentiality, nonsolicitation (for two years post-termination) and non-disparagement obligations under her employment agreement. Ms. Reed's right to severance is also conditioned upon her execution and non-revocation of a general release of claims.
Assuming Ms. Reed’s employment was terminated by the Company without cause or by Ms. Reed for good reason on October 2, 2017, and further assuming that Ms. Reed satisfied the restrictive covenants and release requirement described above, she would have received a total of $265,000 in continued base salary severance under her employment agreement.
The Company entered into an employment agreement with Ms. Collins on August 3, 2017 in connection with her appointment as Chief Operating Officer. Ms. Collins’s employment agreement entitles her to a base salary of $200,000 per annum and participation in the Company's benefit plans, including a cash bonus and equity plan. Ms. Collins’s employment agreement further provides her with two years of continued base salary in the event that her employment is terminated by the Company without cause or by her for good reason. For purposes of Ms. Collins’s employment agreement, “cause” generally means Ms. Collins’s fraud or material dishonesty in connection with her duties to the Company, her failure to substantially perform the duties of her position, which, if curable, is not cured within 10 business days after written notice, her conviction of a felony or plea of guilty or no contest to a charge or commission of a felony, or her commission of any act or violation of law that could reasonably be expected to bring the Company into material disrepute or adversely affect her ability to perform her duties for the Company. For purposes of Ms. Collins’s employment agreement, “good reason” generally means, without the consent of Ms. Collins, a material diminution in Ms. Collins’s base salary, a material diminution in Ms. Collins’s responsibilities, a material change in the geographic location at which Ms. Collins must perform the services, or any other action or inaction that constitutes a material breach by the Company of her employment agreement.
Ms. Collins’s right to severance is conditioned upon her refraining from competing with the Company for the two years following her termination of employment and upon her compliance with confidentiality, nonsolicitation (for two years post-termination) and non-disparagement obligations under her employment agreement. Ms. Collins's right to severance is also conditioned upon her execution and non-revocation of a general release of claims.
Assuming Ms. Collins’s employment was terminated by the Company without cause or by Ms. Collins for good reason on August 3, 2017, and further assuming that Ms. Collins satisfied the restrictive covenants and release requirement described above, she would have received a total of $400,000 in continued base salary severance under her employment agreement.
Director Compensation
Each non-employee director is paid a base annual retainer of $20,000. Independent directors also receive an annual retainer of $5,000 for each committee on which they sit, with the exception of the chair of the Audit Committee who receives an additional annual retainer of $20,000.
The Company reimburses all directors for their expenses involved in attending Board of Directors and committee meetings. The Company provides non-employee directors with complimentary dining privileges at any of its restaurants. The Company views complimentary dining privileges as a meaningful benefit to its non-employee directors as it is important for non-employee directors to experience its product in order to better perform their duties for the Company.

Director compensation for the year ended December 25, 2016 for our non-employee directors is set forth in the following table.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Thomas J. Baldwin	30,000	28,120	—	58,120
Alton F. Doody III (3)	—	—	—	—
James S. Gulmi	40,000	28,120	—	68,120
David B. Pittaway	30,000	28,120	—	58,120
Harold O. Rosser II	30,000	28,120	—	58,120
Fortunato N. Valenti	30,000	28,120	—	58,120

(1)
Brian O'Malley, the Company’s President and Chief Executive Officer, is not included in this table, as he is an employee of the Company and thus receives no compensation for his services as a director. The compensation received by Mr. O'Malley for fiscal year 2016 as an employee of the Company is shown above in the Summary Compensation Table.

(2)
Reflects the aggregate grant date fair value of restricted stock awards granted in 2016 based on the fair value of the restricted stock on the day prior to the grant date in accordance with FASB ASC Topic 718, excluding the effects of estimated forfeitures. Assumptions used in the calculation of this amount are included in the footnote titled “Stock Based Compensation” to the Company’s audited financial statements for the year ended December 25, 2016 included in this annual report. Each of Messrs. Baldwin, Gulmi, Pittaway, Rosser and Valenti received 2,700 shares of restricted stock in 2016 at a grant price of $7.03 per share, all of which remained unvested at year end. As of December 25, 2016, each of our directors listed above (other than Mr. Doody) held 6,025 shares of unvested stock awards.

(3)	Complimentary dining provided to our directors is not required to be disclosed in this table because the amount of such benefits is less than the applicable disclosure threshold (i.e., $10,000).

(4)
In 2016, Mr. Doody earned $221,000 in salary and $28,120 in aggregate grant date fair value of restricted stock awards for his role as a non-executive employee of the Company. Mr. Doody did not receive any compensation for his service on the Board of Directors, including his role as Chairman of the Board of Directors.

REPORT OF THE AUDIT COMMITTEE
The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 25, 2016. The following Report of the Audit Committee shall not be deemed to be soliciting material nor shall such information be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference. The following report shall not otherwise be deemed filed under the Securities Act or the Exchange Act.
The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Audit Committee operates pursuant to a charter. The Audit Committee’s charter describes in greater detail the full responsibilities of the Audit Committee and is available on the Company’s website at http://investors.bbrg.com. Each of the members of the Audit Committee is independent for purposes of NASDAQ Stock Market and SEC rules as they apply to audit committee members. In addition, the Board of Directors has determined that each member of the audit committee qualifies as an audit committee financial expert, as defined by the rules and regulations of the SEC, and has financial sophistication in accordance with NASDAQ Stock Market rules.
The Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Deloitte & Touche LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.
The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 16, as amended, “Communication with Audit Committees,” as adopted by the PCAOB in Rule 3200T, and PCAOB Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting That is Integrated with an Audit of Financial Statements.” In addition, Deloitte & Touche LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Deloitte & Touche LLP the firm’s independence.
Based on its review of the consolidated financial statements and discussions with and representations from management and Deloitte & Touche LLP referred to above, the Audit Committee recommended to the Board of Directors that the consolidated financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2016, for filing with the SEC.
The Audit Committee has selected the firm of Deloitte & Touche LLP as the independent registered public accounting firm to audit and report upon the Company’s financial statements for fiscal year 2017. In making this selection, the Audit Committee has considered whether Deloitte & Touche LLP’s provision of services other than audit services is compatible with maintaining independence.
In accordance with Audit Committee policy and the requirements of applicable law, the Audit Committee pre-approves all services to be provided by the Company’s independent registered public accounting firm. Pre-approval is required for audit services and audit-related services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the Audit Committee may have delegated authority from the Audit Committee to pre-approve additional services, and such pre-approval is later reported to the full Audit Committee. Notwithstanding the foregoing, pre-approval of the Audit Committee is required for any service provided by Deloitte & Touche LLP with a quoted fee of more than $50,000. For any services less than $50,000, only the approval of the Audit Committee Chair is required. See “Proposal Number Two: Ratification of Appointment of Independent Registered Accounting Firm—Fees for Professional Services” for more information regarding fees paid to Deloitte & Touche LLP for services related to fiscal 2016 and fiscal 2015.

AUDIT COMMITTEE
James S. Gulmi, Chairman
Thomas J. Baldwin
David B. Pittaway
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information, as of October 13, 2017, with respect to the beneficial ownership of the Company’s common shares by:

•	all persons known to be the beneficial owners of more than 5% of the Company’s outstanding common shares;

•	each of the Company’s directors and director nominees;

•	each of the Company's named executive officers; and

•	all of the Company executive officers, directors and director nominees as a group.
In computing the number of common shares beneficially owned by a named person or group and the percentage ownership of that person or group, we deemed to be outstanding the number of common shares, if any, as to which the named person or group has the right to acquire beneficial ownership within 60 days of October 13, 2017. Shares that a person has the right to acquire are deemed to be outstanding for the purpose of computing the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

	Shares Owned (1)
Name and Address of Beneficial Owner (2)	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding
TAC Capital LLC (3)	2,200,459	14.5%
Addison Clark Management, L.L.C. (4)	1,064,929	7.0%
Kennedy Capital Management, Inc. (5)	785,567	5.2%
Named Executive Officers and Directors:
Alton F. Doody III (6)	677,134	4.5%
Brian T. O’Malley (7)	116,679	*
Diane D. Reed (8)	34,229	*
James S. Gulmi (9)	32,225	*
Harold O. Rosser II (10)	18,725	*
David B. Pittaway (11)	14,725	*
Thomas J. Baldwin (12)	10,725	*
Fortunato N. Valenti (13)	8,725	*
Khanh Collins (14)	6,432	*
Executive Officers and Directors as a group (9 persons)(15)	919,599	6.0%

*	Less than 1%

(1)
Under SEC rules, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options. All outstanding options granted under the 2006 Plan are immediately exercisable.

(2)
Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all common shares shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address for each person or entity named above is c/o Bravo Brio Restaurant Group, Inc., 777 Goodale Boulevard, Suite 100, Columbus, Ohio 43212.

(3)
TAC Capital LLC, TAC Financial Corporation, The Adam Corporation/Group and Donald A. Adam have shared power to vote or direct the vote of 2,200,459 shares and shared power to dispose of or direct the disposition of all 2,200,459 shares. The foregoing information is based solely on a Schedule 13D filed by TAC Capital LLC with the SEC on January 19, 2017. The address for TAC Capital LLC is One Momentum Blvd., Suite 1000, College Station, TX 77845.

(4)
Addison Clark Management, L.L.C. has sole power to vote or direct the vote of 1,064,929 shares and sole power to dispose of or direct the disposition of all 1,064,929 shares. The foregoing information is based solely on a Schedule 13F-HR filed by Addison Clark Management, L.L.C. with the SEC on August 14, 2017. The address for Addison Clark Management, L.L.C. is 263 Tresser Boulevard, Suite 1015, Stamford, CT 06901.

(5)
Kennedy Capital Management, Inc. has sole power to vote or direct the vote of 785,567 shares and sole power to dispose of or direct the disposition of all 785,567 shares. The foregoing information is based solely on a Schedule 13F-HR filed by Kennedy Capital Management, Inc. with the SEC on August 14, 2017. The address for Kennedy Capital Management, Inc. is 10829 Olive Blvd., St. Louis, MO 63141.

(6)	Mr. Doody is a director. Does not include 3,000 shares of unvested restricted stock granted to Mr. Doody in 2016 or 4,000 shares of unvested restricted stock granted to Mr. Doody in 2017.

(7)
Mr. O'Malley is a director and named executive officer. Includes 3,307 common shares that Mr. O'Malley has the right to acquire within 60 days of October 13, 2017. Does not include 2,136 shares of unvested restricted stock granted to Mr. O'Malley in 2014, 22,500 shares of unvested restricted stock granted to Mr. O'Malley in 2016 or 30,000 shares of unvested restricted stock granted to Mr. O'Malley in 2017.

(8)	Ms. Reed is a named executive officer. Does not include 50,000 shares of unvested restricted stock granted to Ms. Reed in October 2017.

(9)
Mr. Gulmi is a director. Does not include 675 shares of unvested restricted stock granted to Mr. Gulmi in 2014, 3,000 shares of unvested restricted stock granted to Mr. Gulmi in 2016 or 4,000 shares of unvested restricted stock granted granted to Mr. Gulmi in 2017.

(10)
Mr. Rosser is a director. Does not include 675 shares of unvested restricted stock granted to Mr. Rosser in 2014, 3,000 shares of unvested restricted stock granted to Mr. Rosser in 2016 or 4,000 shares of unvested restricted stock granted granted to Mr. Rosser in 2017.

(11)
Mr. Pittaway is a director. Does not include 675 shares of unvested restricted stock granted to Mr. Pittaway in 2014, 3,000 shares of unvested restricted stock granted to Mr. Pittaway in 2016 or 4,000 shares of unvested restricted stock granted granted to Mr. Pittaway in 2017.

(12)
Mr. Baldwin is a director. Does not include 675 shares of unvested restricted stock granted to Mr. Baldwin in 2014, 3,000 shares of unvested restricted stock granted to Mr. Baldwin in 2016 or 4,000 shares of unvested restricted stock granted granted to Mr. Baldwin in 2017.

(13)
Mr. Valenti is a director. Does not include 675 shares of unvested restricted stock granted to Mr. Valenti in 2014, 3,000 shares of unvested restricted stock granted to Mr. Valenti in 2016 or 4,000 shares granted to Mr. Valenti in 2017.

(14)
Ms. Collins is a named executive officer. Does not include 900 shares of unvested restricted stock granted to Ms. Collins in 2014, 15,000 shares of unvested restricted stock granted to Ms. Collins in 2016 or 20,000 shares of unvested restricted stock granted to Ms. Collins in 2017.

(15)	See notes 6-14. Includes 3,307 common shares that can be acquired within 60 days of October 13, 2017.

RELATED PERSON TRANSACTIONS
Procedures for Approval of Related Person Transactions
We do not have a formal written policy for review and approval of transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K. The Audit Committee of our Board of Directors is responsible for review, approval and ratification of “related person transactions” between us and any related person. Under SEC rules, a related person is an officer, director, nominee for director or beneficial holder of more than 5.0% of any class of our voting securities since the beginning of the last fiscal year or an immediate family member of any of the foregoing. Any member of the Audit Committee who is a related person with respect to a transaction under review will not be able to participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.
Other than the arrangements described under “Compensation Discussion and Analysis,” since December 28, 2015, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

SHAREHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING
Shareholder proposals may be included in the Company’s proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy certain other conditions established by the SEC, including specifically under Rule 14a-8 of the Exchange Act. To be timely, a proposal to be included in the Company’s Proxy Statement must be received at the Company’s principal executive offices, addressed to the Company’s Secretary, not less than 120 calendar days before the date of the Company’s Proxy Statement released to shareholders in connection with the previous year’s annual meeting. Accordingly, for a shareholder proposal to be included in the Company’s proxy materials for the Company’s 2018 Annual Meeting of Shareholders, the proposal must be received at the Company’s principal executive offices, addressed to the Company’s Secretary, not later than the close of business on July 3, 2018.
In addition, the Company’s Second Amended and Restated Regulations require that the Company be given advanced notice of shareholder proposals containing nominations for election to the Board of Directors or other matters which shareholders wish to present for action at an annual meeting. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder proposal included in the Proxy Statement and form of proxy/voting instruction card pursuant to the SEC’s rules. The Company’s Second Amended and Restated Regulations separately require that any shareholder proposal intended to be brought before the annual meeting of shareholders, including a proposal nominating one or more persons for election as directors, be received in writing by the Company’s Secretary at the address listed below not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, this year being December 14, 2017; provided, however, that in the event that the date of the 2018 Annual Meeting is advanced by more than 20 days, or delayed by more than 70 days, from the first anniversary of the 2017 Annual Meeting, the notice must be received no earlier than 120 days prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The Company’s Second Amended and Restated Regulations set forth certain informational requirements for shareholders’ nominations of directors and other proposals.
Shareholders must send such proposals to: Diane D. Reed, Chief Financial Officer, Treasurer and Secretary, Bravo Brio Restaurant Group, Inc., 777 Goodale Boulevard, Suite 100, Columbus, Ohio 43212.

TRANSACTION OF OTHER BUSINESS
At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.
AVAILABILITY OF ANNUAL REPORT AND FORM 10-K
Accompanying this Proxy Statement is our Annual Report to Shareholders for the fiscal year ended December 25, 2016, which includes our Annual Report on Form 10-K filed with the SEC. The Annual Report is not incorporated into this Proxy Statement and is not proxy soliciting material.
We make available on our website, www.bbrg.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such documents are electronically filed with or furnished to the SEC. We will provide to any shareholder without charge, upon the written request of that shareholder, a copy of our Annual Report on Form 10-K (without exhibits), including financial statements, for the fiscal year ended December 25, 2016. Such requests should be addressed to Bravo Brio Restaurant Group, Inc., 777 Goodale Boulevard, Suite 100, Columbus, Ohio 43212, Attention: Investor Relations, or made by calling (614) 326-7944.
ADJOURNMENT OF THE 2017 ANNUAL MEETING OF SHAREHOLDERS
In the event there are not sufficient votes to approve any proposal incorporated in this Proxy Statement at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies from holders of our common shares. Proxies that are being solicited by our Board of Directors grant discretionary authority to vote for any adjournment, if necessary. If it is necessary to adjourn the Annual Meeting, and the adjournment is for a period of less than 30 days, no notice of the time and place of the adjourned meeting is required to be given to the shareholders other than an announcement of the time and place at the Annual Meeting. A majority of the shares represented and voting at the Annual Meeting is required to approve the adjournment, regardless of whether there is a quorum present at that meeting.

SHAREHOLDERS SHARING THE SAME LAST NAME AND ADDRESS
To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding Company common shares, but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders of record who have the same address and last name will receive only one copy of this Proxy Statement and related materials and, as applicable, any additional proxy materials that are delivered pursuant to a request by such shareholders until such time as one or more of these shareholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
If you received a householded mailing this year and you would like to have additional copies of the Company’s Annual Report and/or Proxy Statement and related materials, mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to Investor Relations via e-mail at investorrelations@bbrg.com, by mail to Investor Relations, Bravo Brio Restaurant Group, Inc., 777 Goodale Boulevard, Suite 100, Columbus, Ohio 43212 or call (614) 326-9477. The Company will promptly send additional copies of the Annual Report and/or Proxy Statement and related materials, as applicable, upon receipt of such request. You may also contact the Company if you received multiple copies of the Annual Report and/or the Proxy Statement and related materials and would prefer to receive a single copy in the future.

By Order of the Board of Directors,
Brian O'Malley
President and Chief Executive Officer

Diane D. Reed
Chief Financial Officer, Treasurer and Secretary
November 2, 2017

Shareowner ServicesSM
P.O. Box 64945
St. Paul, MN 55164-0945

The Board of Directors Recommends a Vote FOR All Nominees, FOR Item 2, 1 YEAR on Item 3 and FOR Item 4.
1.	Election of Directors
			FOR	AGAINST	ABSTAIN
	A.	Thomas J. Baldwin	□	□	□
	B.	James S. Gulmi	□	□	□
	C.	Brian T. O'Malley	□	□	□

2.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year ending 12/31/2017.						□ For	□ Against	□ Abstain

3.	Advisory vote on the frequency of an advisory vote on executive compensation.					□ 1 Year	□ 2 Years	□ 3 Years	□ Abstain

4.	Advisory vote on compensation of executive officers.						□ For	□ Against	□ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

	Address Change? Mark box, sign, and indicate changes below: □						Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

BRAVO BRIO RESTAURANT GROUP, INC.
ANNUAL MEETING OF SHAREHOLDERS
Thursday, December 14, 2017
8:00 a.m. Eastern Daylight Time
Brio Polaris Fashion Place
1500 Polaris Parkway
Columbus, OH 43240

Bravo Brio Restaurant Group, Inc.
777 Goodale Boulevard, Suite 100
Columbus, OH 43212                                        proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on December 14, 2017.
The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” All Nominees, “FOR” Item 2, “1 YEAR” on Item 3 and “FOR” Item 4.
By signing the proxy, you revoke all prior proxies and appoint Brian T. O'Malley and Diane D. Reed, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.